Exhibit 10.1

Dated: August 1, 2018

(99) Mr. Rodney Leonard and the Trustees of the Leonard R. Personal Pension Scheme

(2) Argentum 47 Financial Management Ltd.

Share Purchase Agreement

Schofield Sweeney LLP

Springfield House,

76 Wellington Street,

Leeds LS1 2AY. UK.

Tel: 0113 220 6270

(Ref: CJB/DJB/22233.1)

Schedules

This Agreement is made on August 1, 2018.

Parties

(1)	Those persons whose name and addresses are set out in Schedule 1 (the Sellers); and

(2)	Argentum 47 Financial Management Limited incorporated and registered in England and Wales with company number 11107976 whose registered office is at 71-75 Shelton Street Covent Garden, London, United Kingdom, WC2H 9JQ (the Buyer).

Background

(A)	The Sellers have agreed to sell and the Buyer has agreed to buy the Sale Shares subject to the terms and conditions of this Agreement.

Operative Provisions

1	Interpretation

1.1	The definitions and rules of interpretation in this clause apply in this Agreement.

Accounts means the unaudited financial statements of the Company as at and to the Accounts Date, including the balance sheet (together with the notes thereon).

Accounts Date means 31 December 2017.

Book Debts means the net amount of all trade and other debts and amounts owing to the Company at the Completion Date in respect of the Business (whether or not invoiced).

Business means the business carried on by the Company, namely the business of independent financial advisers.

Business Day means a day other than a Saturday, Sunday or public holiday in England when banks in London are open for business.

Buyer’s Solicitors means Schofield Sweeney LLP of Springfield House, 76 Wellington Street, Leeds LS1 2AY, United Kingdom.

Cash at Bank means the aggregate amount of all cash standing to the credit of any account with a bank or other financial institution, in each case to which the Company is beneficially entitled as at the Completion Date, less the aggregate amount of the financial debts and/or liabilities (including, for the avoidance of doubt and without limitation, any tax liability relating to the period prior to the Completion Date, or any payment falling due after the Completion Date which relates to the period prior to the Completion Date) of the Company as at the Completion Date, as shown in the Cash Statement (as defined in clause 4.1).

Claim means a claim for breach of any of the Warranties.

Clients means the clients of the Company as at the Completion Date.

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Company means Cheshire Trafford U.K. Limited incorporated and registered in England and Wales with company number 1241763 whose registered office address is at Capital House, Lelley, Preston, Hull, HU12 8SN, further details of both of which are set out in Schedule 2.

Completion means completion of the sale and purchase of the Sale Shares in accordance with this Agreement.

Completion Date has the meaning given in clause 6.2.

Completion Payment means £132,361.83.

Contracts means all contracts, retainers, engagements or otherwise entered into on or before the Completion Date by or on behalf of the Company with the Clients for the provision of independent financial advice services by the Company to the Clients in connection with Business in the ordinary course of its business.

Director means each person who is a director or shadow director of the Company as set out in Schedule 2.

Disclosed means fairly disclosed (with sufficient details to enable the Buyer to reasonably identify the nature and scope of the matter disclosed) in or under the Disclosure Letter.

Disclosure Bundle means the bundle of documents, in agreed form, annexed to the Disclosure Letter.

Disclosure Letter means the letter from the Warrantor to the Buyer, in agreed form, with the same date as this Agreement and described as the Disclosure Letter, including the Disclosure Bundle.

Encumbrance means any interest or equity of any person (including any right to acquire, option or right of pre-emption) or any mortgage, charge, pledge, lien, assignment, hypothecation, security interest, title retention or any other security agreement or arrangement.

Financial Institution means any bank, insurance company or other financial institution which sells financial and/or insurance or insurance related products.

First Instalment means £128,468.84.

First Instalment Date means the date following 18 months after the Completion Date.

Former Clients means any person who was at any time prior to the Completion Date a client of the Company in connection with the Business and who (as at the Completion Date) is not a client of the Company or is a person to whom the Company is no longer providing any independent financial advice.

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Group means in relation to a company, that company, any subsidiary or any holding company from time to time of that company, and any subsidiary from time to time of a holding company of that company. Each company in a Group is a member of the Group.

Indemnity Claim means a claim under any of the indemnities contained in clause 10.

Interest Rate means the rate which is 4% per annum above the base lending rate of National Westminster Bank plc from time to time.

Old Income Claw-back means the claw-back from the Company of commission received by the Sellers or the Company which relates to the business written in period prior to Completion.

Purchase Price means the Purchase Price for the Sale Shares as set out in clause 3.1.

Recurring Income means all gross commission and fee income received by the Company or the Buyer (or any person, company or entity to whom the Business is transferred (whether by one transaction or a series of transactions) pursuant to any organization carried out by the Buyer or the Company) (Assignee) in respect of the Business.

Recurring Income Period means the period of 12 months commencing on the Completion Date.

Recurring Income Target means £144,185.00.

Sale Shares means the 31,561 ordinary shares in the Company all of which have been issued and are fully paid and represent the entire issued share capital of the Company.

Second Instalment means £128,468.83.

Second Instalment Date means the date following 36 months after the Completion Date.

Sellers’ Account means the account designated by the Sellers to accept each instalment of the purchase Price.

Sellers’ Solicitors means Schofield Sweeney LLP of Church Bank House, Church Bank, Bradford BD1 4DY (SM/22682.1).

Target Cash Amount means £0.

Tax or Taxation has the meaning given in paragraph 1 of Schedule 5.

Tax Covenant means the tax covenant set out in Schedule 5.

Tax Warranties means the Warranties given pursuant to clause 7 and set out in Part 2 of Schedule 5.

Taxation Authority has the meaning given in paragraph 1 of Schedule 5.

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Transaction means the transaction contemplated by this Agreement or any part of that transaction.

UK GAAP means general accepted accounting principles applied in the United Kingdom.

Warranties means the warranties given pursuant to clause 7 and set out in Schedule 4.

Warrantor means Rodney Leonard, one of the Sellers.

1.2	References to clauses and Schedules are to the clauses of, and Schedules to, this Agreement and references to paragraphs are to paragraphs of the relevant Schedule.

1.3	The Schedules form part of this Agreement and shall have effect as if set out in full in the body of this Agreement.

1.4	A reference to a party shall include that party’s personal representatives, successors and permitted assigns.

1.5	A reference to a company shall include any company, corporation or other body corporate, wherever and however incorporated or established.

1.6	A reference to a holding company or a subsidiary means a holding company or a subsidiary (as the case may be) as defined in section 1159 of the Companies Act 2006 and for the purposes only of the membership requirement contained in sections 1159(1)(b) and (c), a company shall be treated as a member of another company even if its shares in that other company are registered in the name of:

1.6.1	another person (or its nominee), by way of security or in connection with the taking of security; or

1.6.2	its nominee.

1.7	A reference to writing or written includes fax but not e-mail (unless otherwise expressly provided in this Agreement).

1.8	Any words following the terms including, include, in particular, for example or any similar expression shall be construed as illustrative and shall not limit the sense of the words, description, definition, phrase or term preceding those terms. Where the context permits, other and otherwise are illustrative and shall not limit the sense of the words preceding them.

1.9	References to a document in agreed form is to that document in the form agreed by the parties and initialed by them or on their behalf for identification.

1.10	Unless otherwise provided, a reference to a statute, statutory provision or subordinate legislation is a reference to it as it is in force as at the date of this Agreement. A reference to a statute or statutory provision shall include all subordinate legislation made as at the date of this Agreement under that statute or statutory provision.

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2	Sale and Purchase

2.1	Each Seller shall sell and the Buyer shall buy, with effect from Completion, the Sale Shares with full title guarantee, free from all Encumbrances and together with all rights attached or accruing to them.

2.2	Each Seller severally waives any right of pre-emption or other restriction on transfer in respect of the Sale Shares (or any of them) conferred on him or her under the articles of association of the Company or otherwise.

3	Purchase Price

3.1	Subject to adjustments in accordance with clause 3.3, the Purchase Price for the Sale Shares shall be £389,299.50 (equivalent to approximately 516.795 US Dollars) payable in accordance with clause 3.2.

3.2	Subject to clause 3.3, the Buyer shall:

3.2.1	pay the Completion Payment in cash at Completion by way of same day telegraphic transfer to the Sellers’ Account;

3.2.2	on the First Instalment Date, pay in cash the First Instalment by way of same day telegraphic transfer to the Sellers’ Account; and

3.2.3	on the Second Instalment Date, pay in cash the Second Instalment by same day telegraphic transfer to the Sellers’ Account.

3.3	The payments to be made pursuant to clause 3.2 above shall be adjusted if the Recurring Income during the Recurring Income Period is less than the Recurring Income Target as follows: for every £1.00 that the Recurring Income in the Recurring Income Period is less than the Recurring Income Target, £2.70 shall be deducted from the Purchase Price and the Second Instalment payable by the Buyer to the Sellers pursuant to clause 3.2.3 above shall be reduced accordingly. If the balance owing to the Buyer is greater than the amount of the Second Instalment, the amount of the excess over and above the Second Instalment shall be deducted from the First Instalment; if the excess exceeds the amount of the First Instalment, the amount by which it exceeds the First Instalment shall be paid by the Sellers to the Buyer within 10 Business Days of the Recurring Income having been agreed by the parties or determined in accordance with the terms of this Agreement.

By way of example, if the Recurring Income in the Recurring Income Period is, £140,000 (£11,299.50 (being the amount of the shortfall) x 2.70) shall be deducted from the Purchase Price and the Second Instalment such that the Second Instalment payable by the Buyer to the Sellers shall be an amount in the sum of £117,169.34.

By way of a further example, if the Recurring Income in the Recurring Income Period is £90,000, £146,299.50 (£54,185.00 (being the amount of the shortfall) x 2.70) shall be deducted from the Purchase Price and the Second Instalment such that the Second Instalment payable by the Buyer to the Sellers shall be zero and the First Instalment shall be reduced by £17,830.36 (such that the First Instalment shall be an amount in the sum of £110,638.18.

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3.4	For the avoidance of doubt, the maximum amount payable by the Buyer to the Seller in respect of the Purchase Price shall not exceed £389,299.50.

3.5	If the Recurring Income is reduced as a result of the Buyer or any person on its behalf re-broking, rewriting or replacing any policy, plan or product (save for where such policy, plan or product has come to the end of its natural term), then the fees received from the relevant Client in the First Recurring Income Period shall be deducted from the value of the Recurring Income and the fees that could reasonably have been expected to have been received by such Client in the First Recurring Income Period shall be added to the value of the Recurring Income for the purposes of calculating the First Instalment.

3.6	All Old Income Claw-back shall be the responsibility of the Sellers and the Sellers shall repay any Old Income Claw-back within ten Business Days of receipt of an invoice agreed between the parties which itemises the relevant details of the sum payable.

3.7	If the parties are unable to agree the value of the Old Income Claw-back, the Recurring Income in the Recurring Income Period, either party may refer such matter to an independent accountant (Independent Expert) for determination. If the parties fail to agree who to appoint as Independent Expert within 5 Business Days, either party may apply to the President for the time being of the Institute of Chartered Accountants in England and Wales to appoint the Independent Expert.

3.8	The value of the Old Income Claw-back or Recurring Income (as appropriate) determined by the Independent Expert shall (in the absence of fraud or manifest error) be binding on the parties.

3.9	The reasonable fees of the Independent Expert shall be borne equally by the parties or in such proportions as the Independent Expert may determine.

3.10	The parties shall co-operate with the Independent Expert and they shall provide such assistance and access to such documents, personnel, books and records as the Independent Expert may reasonably require for the purpose of making his determination. The parties shall be entitled to make submissions to the Independent Expert and each party shall, with reasonable promptness, supply the other party with such information and access to its documentation, books and records as the other party may reasonably require in order to make a submission to the Independent Expert.

3.11	The Independent Expert may, in his reasonable discretion, determine such procedures to assist with the conduct of his determination as he considers just or appropriate.

3.12	The Independent Expert shall be required to make his determination in writing (including the reasons for his determination) and to give notice of his determination (including a copy) to each party as soon as reasonably practicable and in any event within 20 Business Days of his appointment.

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3.13	Each party shall act reasonably and co-operate to give effect to the provisions of clause 3.8 to clause 3.13 and shall not otherwise do anything to hinder or prevent the Independent Expert from reaching his determination.

3.14	To the extent any monies are owing and payable to the Buyer by the Sellers pursuant to clause 3.2 above, the Buyer shall be entitled to set-off and deduct such amount(s) from the Second Instalment and to the extent that the Buyer has no further liability to pay the Second Instalment to the Sellers pursuant to the terms of this Agreement, the First Instalment.

3.15	The Purchase Price shall be deemed to be reduced by the amount of any:

3.15.1	repayment of Old Income Claw-back made pursuant to clause 3.7;

3.15.2	any adjustment to the Purchase Price pursuant to clause 3.3; or

3.15.3	payment made to the Buyer for a breach of any Warranty or other provision of this Agreement.

4	Cash Statement

4.1	As soon as reasonably practicable, and in any event no later than 10 Business Days after the Completion Date, the Buyer shall prepare and deliver to the Sellers a draft statement (the Cash Statement) showing the amount of the Cash at Bank (the Cash Balance). The Cash Statement shall be accompanied by all necessary supporting documentation and the Buyer shall promptly provide the Sellers with access to such further documentation and information as the Sellers may reasonably require for the purpose of reviewing and agreeing the Cash Statement.

4.2	FOR THE AVOIDANCE OF DOUBT in accordance with clause 10.4 the parties hereby agree that any sums owing by the Company to either Seller shall, following Completion, be waived by the Sellers and the Company shall have no obligation whatsoever to repay such sums.

4.3	The Buyer and the Sellers shall endeavour to agree the Cash Statement within 10 Business Days of receipt of the same by the Sellers. If the Cash Statement is not agreed within 10 Business Days of receipt of the same by the Sellers, either party may refer the matter to an independent accountant (the Independent Accountant) for determination. If the parties fail to agree who to appoint as the Independent Accountant within 5 Business Days, either party may apply to the President for the time being of the Institute of Chartered Accountants in England and Wales to appoint the Independent Accountant. The Independent Accountant shall act as an expert not as an arbitrator. The Cash Statement (as adjusted in accordance with the Independent Accountant’s determination) shall (in the absence of fraud or manifest error) be binding on the parties. The reasonable fees of the Independent Accountant shall be borne equally by the Buyer and the Sellers.

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4.4	If the Cash Balance as shown in the Cash Statement agreed, or determined pursuant to clause 4.4:

4.4.1	exceeds the Target Cash Amount (Cash Amount Excess), the Consideration shall be increased by an amount equal to the Cash Amount Excess and the Buyer shall pay the Cash Amount Excess to the Sellers in accordance with clause 4.5, below; or

4.4.2	if the Cash Balance is less than the Target Cash Amount (Cash Amount Shortfall), the Consideration shall be reduced by an amount equal to the Cash Amount Shortfall and the Sellers shall pay the Cash Amount Shortfall to the Buyer in accordance with clause 4.6, below; or

4.4.3	if the Cash Balance is equal to the Target Cash Amount, no further payment shall be due from the Sellers to the Buyer or the Buyer to the Sellers pursuant to this clause 4.

4.5	Any payments to be made by the Buyer to the Sellers pursuant to clause 4.4 shall be paid within 10 Business Days of the date on which the Cash Statement is determined in accordance with this clause 4 (Adjustment Payment Date) by way of electronic transfer to the Sellers’ Account.

4.6	Any payments to be made by the Sellers to the Buyer pursuant to clause 4.4 shall be paid on the Adjustment Payment Date by way of electronic transfer, to the Buyer, to such account which the Buyer shall have notified to the Sellers at least five Business Days before the Adjustment Payment Date.

5	Debtors & WIP

5.1	The Buyer and the Sellers acknowledge that payment in respect of the Book Debts shall be made to the Sellers and the Buyer shall use its reasonable endeavours to collect any Book Debts during the Collection Period (as defined below).

5.2	During the Collection Period:

5.2.1	any payment by a debtor who owes money to the Company shall be allocated to the oldest unpaid book debt incurred by the relevant debtor (irrespective of how the debtor expressly allocates its payment); and

5.2.2	the Buyer shall hold all amounts received by it in respect of the Book Debts on trust for the Seller.

5.3	Within 10 Business Days of the end of each month commencing after Completion, the Buyer shall provide the Sellers with a statement of the Book Debts received in that month (or, in the case of the first such month, the period between Completion and the end of such month) and shall remit to the Sellers the amounts received during that period.

5.4	After the expiry of 6 months’ (Collection Period) from Completion the obligations of the Buyer under this clause 5 to receive Book Debts and remit the Book Debts to the Sellers shall cease absolutely.

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5.5	Any work undertaken by the Sellers for a Client prior to Completion where the Company has not prior to Completion invoiced for such work and/or is yet to receive (in full) its fee or commission (excluding any fees or commissions which would amount to Recurring Income) (Work in Progress) shall be dealt with as follows:

5.5.1	the Buyer shall use its reasonable endeavours to procure that the Company invoices the Work in Progress in the ordinary course (Invoiced WIP);

5.5.2	the net proceeds of the Invoiced WIP shall be apportioned between the Buyer and the Sellers on a pro rata basis taking into account the Work in Progress supplied by the Company prior to the Completion Date and the work carried out by the Company after the Completion Date relative to the Client(s) the subject of such Invoiced WIP; and

5.5.3	any sums due to the Sellers shall be paid in cash by the Buyer to the Seller within 10 Business Days of the end of the month in which funds are received by the Buyer.

5.6	The Buyer shall not be obliged to raise any invoices for any Work in Progress after the expiry of the Collection Period.

5.7	After the expiry of 9 months from the Completion Date, the Buyer shall no longer be obliged to account to the Sellers for any Invoiced WIP and the obligations under this clause 5 to receive Invoiced WIP and remit any amount to the Sellers in respect of the same shall cease absolutely.

6	Completion

6.1	Completion shall take place on the Completion Date at the offices of the Buyer’s Solicitors (or at any other place as may be agreed in writing by the parties).

6.2	At Completion:

6.2.1	the Sellers shall comply with their obligations in Schedule 3.

6.2.2	subject to the Sellers complying with clause 6.2, the Buyer shall deliver to the Sellers:

6.2.2.1	a signed acknowledgement of the Disclosure Letter; and

6.2.2.2	a certified copy of the resolution adopted by the board of directors of the Buyer approving the execution and delivery of this Agreement and any other documents to be delivered by the Buyer at Completion; and

6.2.2.3	pay the Completion Payment in accordance with clause 3.2.1 above.

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6.3	This Agreement (other than obligations that have already been fully performed) remains in full force after Completion.

6.4	As soon as possible after Completion, the Sellers shall send to the Buyer (at the Buyer’s registered office for the time being) all records, correspondence, documents, files, memoranda and other papers relating to the Company are not required to be delivered at Completion.

6.5	Each of the Sellers undertake that, immediately following Completion until such time as the transfers of the Sale Shares have been registered in the register of members of the Company, each of the Sellers will hold those Sale Shares registered in his name on trust for and as nominee for the Buyer or its nominees and undertakes to hold all dividends and distributions and exercise all voting rights available in respect of the Sale Shares in accordance with the directions of the Buyer or its nominees and if any Seller is in breach of the undertakings contained in this clause 6 such Seller irrevocably authorises the Buyer to appoint some person or persons to execute all instruments or proxies (including consents to short notice) or other documents which the Buyer or its nominees may require and which may be necessary to enable the Buyer or its nominees to attend and vote at general meetings of either Company and to do anything or things necessary to give effect to the rights contained in this clause 6.5. For such purpose, each Seller hereby authorises and instructs the Company to send all notices in respect of the Shares to the Buyer during such period.

7	Warranties

7.1	The Warrantor warrants to the Buyer that except as Disclosed, each Warranty is true and accurate on the date of this Agreement.

7.2	Warranties qualified by the expression so far as the Warrantor is aware (or any similar expression) are deemed to be given to the best of the knowledge, information and belief of the Warrantor after they have made all reasonable enquiries.

7.3	Each of the Warranties is separate and, unless otherwise specifically provided, is not limited by reference to any other Warranty or any other provision in this Agreement.

7.4	The Warrantor agrees that the supply of any information by or on behalf of the Company or any of its employees, directors, agents or officers (Officers) to the Warrantor or his advisers in connection with the Warranties, the Disclosure Letter or otherwise shall not constitute a warranty, representation or guarantee as to the accuracy of such information in favour of the Sellers. The Warrantor unconditionally and irrevocably waives all and any rights and claims that he may have against either of the Company or the Officers on whom the Warrantor has, or may have, relied in connection with the preparation of the Disclosure Letter, or agreeing the terms of this Agreement, and further undertakes to the Buyer, the Company and the Officers not to make any such claims.

7.5	The rights and remedies of the Buyer in respect of any Claim or claim under the Tax Covenant shall not be affected by Completion.

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8	Limitations on Claims

8.1	The aggregate liability of the Warrantor for all claims under this Agreement (other than a claim arising as a result of a breach of clause 11) shall not exceed the Purchase Price actually received by the Sellers.

8.2	The Warrantor shall not be under any liability in respect of any Claim(s) unless:

8.2.1	the amount of any Claim (or the aggregate amount of more than one Claim where such Claims arise from the same or related subject matter) exceeds £2,000 (excluding any costs or interest associated with such Claim); and

8.2.2	the aggregate cumulative liability of the Sellers in respect of any and all Claim(s) which when taken together exceeds £15,000 in which case the whole amount of such Claim(s) and not just the excess above £15,000 shall be recoverable by the Buyer.

For the purposes of this clause 8.2 a Claim is connected with another Claim if the Claim arises from the same event or set of circumstances, or relate to the same subject matter.

8.3	The Warrantor shall not be liable for a Claim, Indemnity Claim or a claim under the Tax Covenant unless notice in writing of the Claim, Indemnity Claim or a claim under the Tax Covenant, summarising the nature of the Claim, Indemnity Claim or a claim under the Tax Covenant (in so far as it is known to the Buyer) and, as far as is reasonably practicable, the amount claimed, has been given by or on behalf of the Buyer to the Sellers:

8.3.1	in the case of a claim made under the Tax Warranties, on or before the seventh anniversary of Completion;

8.3.2	in the case of a claim made under the Tax Covenant, on or before the seventh anniversary of Completion;

8.3.3	in the case of an Indemnity Claim, on or before the fourth anniversary of Completion PROVIDED THAT the indemnity contained within clause 10.1.2 shall not be subject to this limitation; or

8.3.4	in any other case, on or before the date which is 30 months after Completion.

8.4	Any Claim, an Indemnity Claim or claim under the Tax Covenant (as applicable) in respect of which notice shall have been given in accordance with clause 8.3 above shall be deemed to have been irrevocably withdrawn and lapsed (not having been previously satisfied, settled or withdrawn) if proceedings in respect of such Claim, an Indemnity Claim or claim under the Tax Covenant have not been issued and served on the Sellers before the expiry of 6 (six) months after the date upon which such notice shall have been so given.

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8.5	The Sellers shall not be liable for a Claim to the extent that the Claim:

8.5.1	relates to matters Disclosed;

8.5.2	is covered by a policy of insurance effected by the Company, the Buyer or an Assignee and the Company, Buyer or an Assignee is entitled to make a claim under such insurance policy, in which case the Buyer shall only be permitted to bring a Claim against the Warrantor to the extent that the Company, the Buyer, an Assignee and/or the Warrantor receive notification from the insurers that the Claim is not covered by the relevant insurance policy;

8.5.3	arises or is increased as a result of any introduction, enactment, change, amendment or withdrawal of any law, enactment, regulation, rules of any regulator or administrative practice or guidance occurring after the Completion Date (where that introduction, enactment, change, amendment or withdrawal purports to have retrospective effect in whole or in part);

8.5.4	arises or is increased as a result of an act or omission of the Buyer or an Assignee;

8.5.5	arises as a result of any change in the accounting or Taxation policies or practice of the Company, the Buyer or an Assignee or in the method of submitting tax returns after Completion, save to the extent that it arises as a result of the Company, the Buyer or an Assignee:

8.5.5.1	implementing those changes that the Company is legally required to comply with or implement; or

8.5.5.2	implementing generally accepted accounting policies and principles within the United Kingdom; or

8.5.5.3	arises from any winding up or cessation of the Company’s business after Completion.

8.6	The Warrantor shall indemnify and keep indemnified the Buyer, the Company and an Assignee in respect of all costs, charges and expenses (excluding management time) incurred by the Buyer, the Company or an Assignee in relation to making a claim under or seeking to make a claim under any insurance policy pursuant to clause 8.5.2 and any increases in insurance policy premiums incurred by the Buyer, the Company or an Assignee as a result of making a claim or seeking to make a claim pursuant to the clause 8.5.2.

8.7	In the event that the Buyer, the Company or an Assignee is at any time entitled to recover or otherwise claim reimbursement from a third party in respect of any matter or circumstance giving rise to a Claim the following provisions shall apply:

8.7.1	the Buyer, the Company or an Assignee (as appropriate) shall take all necessary steps to enforce such recovery or seek such reimbursement from the relevant third party and shall do so before making a Claim against the Warrantor;

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8.7.2	the liability of the Warrantor in respect of the related Claim shall be reduced by the amount (if any) actually recovered from the relevant third party (less all reasonable costs, charges and expenses incurred by the Buyer in recovering that sum), or extinguished if the amount recovered exceeds the amount of the relevant Claim; and

8.7.3	if the Warrantor makes a payment to the Buyer, the Company or an Assignee in respect of a Claim and the Buyer subsequently recovers from a third party a sum which is referable to that Claim, the Buyer shall promptly repay to the Warrantor the lower of:

8.7.3.1	the amount recovered from such third party (less all reasonable costs, charges and expenses incurred by the Buyer, the Company or an Assignee); and

8.7.3.2	the amount paid to the Buyer by the Warrantor in respect of the relevant Claim.

8.7.4	If any amount is repaid to the Warrantor in accordance with clause 8.7.3, the amount so repaid shall be deemed to have never been paid by the Warrantor to the Buyer. For the purposes of calculating the Sellers total liability pursuant to clause 8.1.

8.8	The provisions of this clause 8.8 shall apply in the event that any claim is made or threatened by any third party against the Buyer, the Company or an Assignee, which may reasonably be considered likely to give rise to a Claim or any other claim under this Agreement (Third Party Claim). In the event of a Third Party Claim, the Buyer shall:

8.8.1	as soon as reasonably practicable, and in any event within 10 Business Days of the date upon which the Buyer becomes aware of the Third Party Claim give written notice of the Third Party Claim to the Warrantor, specifying in reasonable detail the nature of the Third Party Claim;

8.8.2	keep the Warrantor fully informed of the progress of, and all material developments in relation to, the Third Party Claim and provide the Warrantor with copies of all information and correspondence relating to such claim; and

8.8.3	consult with and take into account any requests, assistance or information made by or offered to the Buyer by the Warrantor in relation to such Third Party Claim. For the avoidance of doubt, the Warrantor shall be entitled to assist the Buyer in relation to any Third Party Claim, but shall not seize conduct of any such matter without the prior consent of the Buyer.

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8.9	Nothing in this clause 8 or Schedule 5 applies to exclude or limit the liability of the Warrantor:

8.9.1	to the extent that a Claim or a claim under the Tax Covenant arises or is delayed as a result of dishonesty, fraud, willful misconduct or willful concealment by the Sellers; or

8.9.2	in respect of a breach of any of the Warranties in paragraph 1 and 2 of Part 1 of Schedule 4.

8.10	The Sellers shall not plead the Limitation Act 1980 in respect of any claims made under the Tax Warranties or Tax Covenant up to seven years after the Completion Date.

9	Tax Covenant

The provisions of Schedule 5 apply in this Agreement in respect of Taxation.

10	Indemnity

10.1	The Warrantor undertakes to indemnify, and to keep indemnified, the Buyer and the Company against, and shall pay to the Buyer a sum of equal to, all losses, liabilities, damages, expenses or costs (including any direct, indirect or consequential losses, loss of profit, loss of reputation, claims, demands, proceedings, costs, expenses, penalties, legal or other professional fees other than Taxation) which may be suffered or incurred by the Buyer or the Company arising out of or in connection with any of the following matters:

10.1.1	any Old Income Claw-back;

10.1.2	the information set out in Schedule 1 being incorrect or misleading;

10.1.3	any mis-selling of policies or products or the sale of any unregulated policies or products; and

10.1.4	any bona fide compliant by any Client or Former Client and which is notified and/or intimated to the Company on or before Completion and after Completion in respect of the services provided by or on behalf of the Company prior to Completion,

PROVIDED ALWAYS that to the extent that any liability arising from an Indemnity Claim is covered by a policy of insurance (including professional indemnity insurance) effected by the Company or the Buyer or either the Company or the Buyer is entitled to make a claim under such insurance policy, the Buyer shall (or shall procure that the Company shall) pursue a claim under such policy to the fullest extent possible in priority to making a claim against the Sellers under this clause 10.

10.2	The Sellers will indemnify and keep indemnified the Buyer in respect of all costs, charges and expenses reasonably and properly incurred by the Buyer (excluding amounts in respect of management time) in relation to making a claim under or seeking to make a claim under any insurance policy pursuant to clause 10.1 and any increases in insurance policy premiums incurred by the Buyer (or the Company) as a result of making a claim or seeking to make a claim.

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10.3	Any payment made by the Warrantor in respect of an Indemnity Claim shall include:

10.3.1	an amount in respect of all costs and expenses incurred by the Buyer or the Company in bringing the relevant Indemnity Claim (excluding any amounts in respect of management time); and

10.3.2	any amount necessary to ensure that, after any Taxation of the payment, the Buyer or the Company (as the case may be) is left with the same amount it would have had if the payment was not subject to Taxation.

10.4	The Sellers hereby confirm to the Buyer that:

10.4.1	neither he or she nor any party connected with him or her or any company of which he or she (and/or any connected party) has or had control of (as defined in section 1122 and 1124 Corporation Tax Act 2010) has any claim against the Company or its members in respect of monies owed to either Seller or services due to either Seller or on any other account whatsoever;

10.4.2	there are no substituting agreements or arrangements under which the Company or its members have any actual, contingent or prospective obligation or liabilities to either Seller, or any party connected to them; and

10.4.3	any such claim, liability or obligation which either Seller or any party connected (as defined above) to either Seller may have is hereby waived and released absolutely.

11	Restrictions on the Sellers

11.1	The Warrantor undertakes to the Buyer that he or she shall not do any of the following in any capacity, whether on his own behalf, or on behalf of, or jointly with, any other person:

11.1.1	at any time during the period of 2 years from Completion (the Restricted Period) carry on, be concerned or assist in any way, a business which is or would be in competition with the Business as it was carried on at Completion; or

11.1.2	at any time during the Restricted Period, canvass, solicit or otherwise seek or accept the custom of any person who has been a client or customer of the Company at any time during the period of twelve months prior to Completion; or

11.1.3	at any time during the Restricted Period employ or engage, or offer to employ or engage, or solicit or otherwise entice or attempt to entice away from the Company, any person who is employed or engaged by the Company; or

11.1.4	at any time after Completion, use in the course of any business any trade or service mark, business or domain name, design or logo which, at Completion, was or had been used by the Company, or anything which is, in the reasonable opinion of the Buyer, capable of confusion with such words, mark, name, design or logo.

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11.2	The covenants in clause 11.1 are intended for the benefit of, and shall be enforceable by, each of the Buyer and the Company and apply to actions carried out by the Warrantor in any capacity (including as shareholder, partner, director, principal, consultant, officer, employee, agent or otherwise) and whether directly or indirectly, on the Warrantor’s own behalf or on behalf of, or jointly with, any other person.

11.3	Nothing in clause 11.1 shall prevent the Warrantor from:

11.3.1	holding for investment purposes only:

11.3.1.1	units of any authorised unit trust; or

11.3.1.2	not more than 3% of any class of shares or securities of any company traded on a recognised investment exchange (within the meaning of FSMA); or

11.3.2	from providing handover or consultancy services to the Buyer and/or the Company following Completion.

11.4	Each undertaking in clause 11.1 is a separate undertaking of the Warrantor and shall be enforceable separately and independently by the Buyer. Each such undertaking is considered fair and reasonable by the parties in order to assure the Buyer the full benefit of the Business and goodwill of the Company.

12	Seller’s Protections

12.1	Provided that the Purchase Price shall not exceed £389,299.50, any increase in the Recurring Income which is affordable to any Recurring Income which is attributable to any increase in fees or commissions payable by any Client during the Recurring Income Period shall be for the benefit of the Sellers when calculating the Recurring Income in the Recurring Income Period.

12.2	Until such time as the First Instalment has been paid by the Buyer to the Sellers, pursuant to clause 3.2.2 above, the Buyer:

12.2.1	shall promptly provide the Sellers with such documentation and information as the Sellers may reasonably require for the purposes of verifying the Recurring Income, any sums due to the Sellers pursuant to clause 3 above and/or any Old Income Claw-back; and

12.2.2	shall provide the Sellers on a quarterly basis with a commission statement setting out the Recurring Income received by each individual Client in the preceding quarter.

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12.3	In the event that the Buyer effects a reorganisation of the Company (a Reorganisation) which results in the business as carried on by the Company being operated through another company (or companies) within the Buyer’s Group (or otherwise transfers any material part of the business or undertaking of the Company out of the Company and into another company (or companies) within the Buyer’s Group) (the affected business of the Company being the Transferred Business) prior to the agreement or determination of the Recurring Income in accordance with the terms of this Agreement then the Buyer shall procure that such documents and information shall be made available to the Sellers on written request for the Company and/or the Transferred Business, if applicable, in such a manner that they are directly comparable with the documents and information that would have been available to the Sellers (including pursuant to clause 12.1) if the Company or the Transferred Business had not been transferred and in such a manner that the Recurring Income is readily and fairly identifiable and separate from the recurring income of that part of the Buyer’s Group with which it has been merged or transferred to, which will be made available to the Sellers upon their request, in order for the Sellers to review the Recurring Income.

13	Confidentiality and Announcements

13.1	Except to the extent required by law or any legal or regulatory authority of competent jurisdiction:

13.1.1	the Sellers shall not at any time disclose to any person (other than their professional advisers) the terms of this Agreement or any trade secret or other confidential information relating to the Company or the Buyer, or make any use of such information other than to the extent necessary for the purpose of exercising or performing its rights and obligations under this Agreement; and

13.1.2	subject to clause 13.2, neither party shall make, or permit any person to make, any public announcement, communication or circular concerning this Agreement without the prior written consent of the other party.

13.2	The Buyer may, at any time after Completion, announce its acquisition of the Sale Shares to any employees, clients, customers or suppliers of the Company.

14	Further Assurance

14.1	The Warrantor shall (at the Buyer’s expense) promptly execute and deliver such documents, perform such acts and do such things as the Buyer may reasonably require from time to time for the purpose of giving full effect to this Agreement.

14.2	The Warrantor shall promptly refer to the Buyer all enquiries relating to the Company and/or the Business and assign to the Buyer all instructions relating to the Business which either of them receive at any time after the Completion Date, including without limitation:

14.2.1	any inquiry from any Client, Former Client or Financial Institution; and

14.2.2	all enquiries relating to any services provided in connection with the Business, which either Seller may receive after Completion.

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14.3	The Warrantor shall provide the Buyer with such assistance as the Buyer may reasonably require to ensure the smooth handover of the Business for a period of 6 months following Completion.

15	Assignment

Neither party shall assign, transfer, mortgage, charge, declare a trust of, or deal in any other manner with any of its rights and obligations under this Agreement without the prior written consent of the other party.

16	Entire Agreement

This Agreement (together with the documents referred to in it) constitutes the entire agreement between the parties and supersedes and extinguishes all previous discussions, correspondence, negotiations, drafts, agreements, promises, assurances, warranties, representations and understandings between them, whether written or oral, relating to its subject matter.

17	Variation and Waiver

17.1	No variation of this Agreement shall be effective unless it is in writing and signed by the parties (or their authorised representatives).

17.2	No failure or delay by a party to exercise any right or remedy provided under this Agreement or by law shall constitute a waiver of that or any other right or remedy, nor shall it prevent or restrict the further exercise of that or any other right or remedy. No single or partial exercise of such right or remedy shall prevent or restrict the further exercise of that or any other right or remedy. A waiver of any right or remedy under this Agreement or by law is only effective if it is in writing.

17.3	Except as expressly provided in this Agreement, the rights and remedies provided under this Agreement are in addition to, and not exclusive of, any rights or remedies provided by law.

18	Costs

Except as expressly provided in this Agreement, each party shall pay its own costs and expenses incurred in connection with the negotiation, preparation and execution of this Agreement (and any documents referred to in it).

19	Interest

If a party fails to make any payment due to any other party under this Agreement by the due date for payment, then the defaulting party shall pay interest on the overdue amount at the Interest Rate. Such interest shall accrue on a daily basis from the due date until actual payment of the overdue amount whether before or after judgment and be compounded monthly. The defaulting party shall pay the interest together with the overdue amount.

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20	Notices

20.1	A notice given to a party under or in connection with this Agreement shall be in writing and shall be delivered by hand or sent by pre-paid first-class post, recorded delivery or special delivery in the case of the Buyer to its registered office or in the case of the Sellers to the address given in Schedule 1 (or to such other address as that party may notify to the other party in accordance with this Agreement).

20.2	Delivery of a notice is deemed to have taken place (provided that all other requirements in this clause 20 have been satisfied) if delivered by hand, at the time the notice is left at the address, or if sent by post on the second Business Day after posting, unless such deemed receipt would occur outside business hours (meaning 9.00 am to 5.30 pm Monday to Friday on a day that is not a public holiday in the place of deemed receipt), in which case deemed receipt will occur when business next starts in the place of receipt (and all references to time are to local time in the place of receipt).

20.3	This clause 20 does not apply to the service of any proceedings or other documents in any legal action.

21	Severance

If any provision or part-provision of this Agreement is or becomes invalid, illegal or unenforceable, it shall be deemed modified to the minimum extent necessary to make it valid, legal and enforceable. If such modification is not possible, the relevant provision or part-provision shall be deemed deleted. Any modification to or deletion of a provision or part-provision under this clause shall not affect the validity and enforceability of the rest of this Agreement.

22	Governing Law and Jurisdiction

22.1	This Agreement and any dispute or claim arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the law of England and Wales.

22.2	Each party irrevocably agrees that the courts of England and Wales shall have exclusive jurisdiction to settle any dispute or claim arising out of or in connection with this Agreement or its subject matter or formation (including non-contractual disputes or claims).

This agreement has been executed and delivered as a deed on the date stated at the beginning of it.

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Schedule 1 Particulars of Sellers

Seller’s name and address	Number and Class of CTUK Sale Shares	Amount of Purchase Price Attributable to CTUK Sale Shares (%)
Mr Rodney Leonard The Barn, Moaney Woods Farm, Church Road, Lonan, Isle of Man, IM4 7JX.	30,728 ordinary shares of £1.00 each	97%

The Trustees of The Leonard R. Personal Pension Scheme being Equilibrium Pensions Limited Douglas Chambers, North Quay, Douglas, Isle of Man, IM1 4LA; and Mr Rodney Leonard The Barn, Moaney Woods Farm, Church Road, Lonan, Isle of Man, IM4 7JX.	833 ordinary shares of £1.00 each	3%

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Schedule 2 Particulars of the Company

Part 1

Name:	Cheshire Trafford UK Limited
Registration number:	1241763

Registered office:	Capital House, Lelley, Preston, Hull, HU12 8SN, UK

Issued share capital:	Amount: £31,561 Divided into: 31,561 ordinary shares of £1 each

Registered shareholders:	See Schedule 1

Directors and shadow directors:	Rodney William Leonard Nicholas Yu Ming Leung

Secretary:	Nicholas Yu Ming Leung

Accountant/Auditor:	360 Accountants

Registered charges:	None

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Schedule 3 Completion

Part 1 What the Sellers shall deliver to the Buyer at Completion

1.	At Completion, the Sellers shall deliver to the Buyer:

1.1	transfers of the Sale Shares, in agreed form, executed by the Sellers in favour of the Buyer;

1.2	the share certificates for the Sale Shares or an indemnity, in agreed form, for any lost certificates;

1.3	in relation to the Company, the statutory registers and minute books (duly written up to the time of Completion), the common seal (if any), certificate of incorporation and any certificates of incorporation on change of name;

1.4	the written resignation, in agreed form and executed as a deed, of all the Directors and (if applicable) secretary of the Company from their respective offices and employment with the Company;

1.5	bank statements for each bank account of the Company, showing the balances of those accounts at the close of business on the Business Day before Completion;

1.6	in relation to any charge, guarantee or other security given by the Company, a discharge or release in agreed form, duly executed by the relevant lender or charge-holder and (where applicable) a duly completed and executed Form MR04 (Statement of satisfaction in full or in part of a charge);

1.7	the Disclosure Letter, duly executed by the Sellers; and

1.8	any papers or other documents relating to the Company that are in the possession of the Warrantor.

Part 2 Matters for the board meetings at Completion

1.	The Sellers shall cause a board meeting of the Company to be held at Completion at which the matters set out in the agreed form completion board minutes shall take place.

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Schedule 4 Warranties

Part 1 General Warranties

1.	Power to Sell the Sale Shares

1.1	Each Seller has taken all necessary actions and have all requisite power and authority to enter into and perform this Agreement and the other documents referred to in it (to which they are a party) in accordance with their respective terms.

1.2	This Agreement and the other documents referred to in it constitute (or shall constitute when executed) valid, legal and binding obligations on each Seller in accordance with their respective terms.

1.3	The execution and delivery by each Seller of this Agreement and the documents referred to in it, and compliance with their respective terms shall not breach or constitute a default:

1.3.1	under any agreement or instrument to which any Seller is a party or by which any Seller is bound; or

1.3.2	of any order, judgment, decree or other restriction applicable to any Seller.

2.	Shares in the Company

2.1	The Sale Shares constitute the whole of the allotted and issued share capital of the Company and are fully paid, or credited as fully paid.

2.2	Each Seller is the sole legal and beneficial owner of the Sale Shares set out opposite their name in Schedule 1 and is entitled to transfer the legal and beneficial title to the Sale Shares to the Buyer free from all Encumbrances, without the consent of any other person.

2.3	No person has any right to require at any time the transfer, creation, issue or allotment of any share, loan capital or other securities of the Company (or any rights or interest in them), and no person has agreed to confer or has claimed any such right.

2.4	No Encumbrance has been granted to any person or otherwise exists affecting the Sale Shares or any unissued shares, debentures or other unissued securities of the Company, and no commitment to create any such Encumbrance has been given, nor has any person claimed any such rights.

2.5	The Company:

2.5.1	does not own, and has not agreed to acquire, any shares, loan capital or any other securities or interest in any company;

2.5.2	has not, at any time, had any subsidiaries or subsidiary undertakings (within the meaning of section 1162 of the Companies Act 2006);

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2.5.3	is not, and has not agreed to become, a member of any partnership or other unincorporated association, joint venture or consortium (other than recognised trade associations); and

2.5.4	has no branch or permanent establishment outside England and Wales.

2.6	The Company has not purchased, redeemed, reduced, repaid or forfeited any of its share capital.

2.7	No shares in the capital of the Company have been issued, and no transfer of any such shares has been registered, except in accordance with all applicable laws and the memorandum and articles of association of the Company and all such transfers have been duly stamped (where applicable).

3.	Constitutional and Corporate Documents

3.1	A copy of the memorandum and articles of association of the Company has been Disclosed, and such copy documents are true, accurate and complete.

3.2	All returns, particulars, resolutions and other documents that the Company is required by law to file with, or deliver to, any authority have been correctly made up and duly filed or delivered.

3.3	All deeds and documents belonging to the Company (or to which it is a party) are in the possession of the Company.

3.4	All accounting, financial and other records of the Company (including its statutory books and registers):

3.4.1	have been properly prepared and maintained;

3.4.2	constitute an accurate record of all matters required by law to appear in them, and comply with any applicable requirements of the Companies Act 2006;

3.4.3	do not contain any material inaccuracies or discrepancies.

4.	Information

4.1	The particulars set out in Schedule 2 are true, accurate and complete.

4.2	All information contained in the Disclosure Letter is true and accurate.

5.	Compliance and Consents

5.1	The Company has at all times conducted its business in accordance with, and has acted in compliance with, all applicable laws and regulations.

5.2	The Company holds all licenses, consents, permits and authorities necessary to carry on the Business in the places and in the manner in which it is carried on at Completion (Consents).

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5.3	Each of the Consents is valid and subsisting, the Company is not in breach of the terms or conditions of the Consents (or any of them) and so far as the Warrantor is aware, there is no reason why any of the Consents may be revoked or suspended (in whole or in part) or may not be renewed on the same terms.

6.	Insurance

6.1	The Company maintains, and has at all material times maintained, adequate insurance cover against all losses, liabilities and risks that are normally insured against by a person carrying on the same type of business as the Business.

6.2	The policies of insurance maintained by or on behalf of the Company (Policies) are in full force and effect, all premiums due on them have been paid and all other conditions of the Policies have been performed and observed. The Company has not done, or omitted to do, anything that may result in an increase in the premium payable for any of the Policies, or affect the renewal of any of the Policies.

6.3	There are no outstanding claims under, or in respect of the validity of, any of the Policies and there are no circumstances likely to give rise to a claim under any of the Policies.

7.	Powers of Attorney

7.1	There are no powers of attorney granted by the Company which are currently in force.

7.2	No person is entitled or authorised in any capacity to bind or commit the Company to any obligation outside the ordinary course of the Business.

8.	Disputes and Investigations

8.1	Neither the Company, nor any of its Directors nor, so far as the Warrantor is aware, any person for whose acts the Company may be vicariously liable, is engaged or involved in any of the following matters (such matters being referred to in this paragraph 8 as (Proceedings):

8.1.1	any litigation, administrative, arbitration or other proceedings, claims, actions or hearings (except for debt collection in the normal course of business); or

8.1.2	any dispute with or, investigation, inquiry or enforcement proceedings by, any governmental, regulatory or similar body.

8.2	No Proceedings have been threatened or, so far as the Warrantor is aware, are pending by or against the Company, any Director or any person for whose acts the Company may be vicariously liable, so far as the Warrantor is aware, and there are no circumstances likely to give rise to any such Proceedings.

8.3	The Company is not is affected by any existing or pending judgment, order, decision or ruling of any court, tribunal or governmental, regulatory or similar body, nor has it given any undertaking in connection with any Proceedings.

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8.4	Neither Seller has a claim of any nature against the Company, nor have they assigned to any person the benefit of any such claim.

9.	Contracts and Trading

9.1	The Disclosure Letter contains full particulars of all subsisting contracts, agreements, arrangements, understandings or commitments to which the Company is a party.

9.2	The Company is not a party to any contract, agreement, arrangement, understanding or commitment which is of an unusual or exceptional nature, outside the ordinary course of the Business, or not on arm’s-length terms.

9.3	No party is in default of any agreement to which the Company is a party, no such default has been threatened, and there are no facts or circumstances likely to give rise to any such default. No notice of termination of any such agreement has been received or served by the Company, and there are no grounds for the termination, rescission, repudiation or a material change in the terms of any such agreement.

9.4	There is no outstanding indebtedness or other liability (actual or contingent) and no outstanding contract, commitment or arrangement between the Company and either Seller.

9.5	The Warrantor is not aware of any Clients who are unlikely to renew at the next policy anniversary or on the conclusion of any existing long term agreement.

9.6	There have been no claims or complaints made in relation to any of the Contracts by Clients to the Company or the Sellers or the FCA or any other regulatory body or otherwise during the 5-year period leading up to the Completion Date nor are there any circumstances known to the Sellers likely to lead to any claim or complaint being made.

9.7	All administration (including without affecting the general wording renewal invitations where appropriate) required to be undertaken by the Company in respect of all policies (in respect of the Clients) is up to date and complete in all material respects.

9.8	The Company has at all times provided proper and impartial advice to Clients in accordance with the terms of all acts, order or regulations applicable to the Business at any time and the Company has not mis-sold (on the basis that it is or will become incorrect, unsuitable, faulty or defective) any policy or pension or other financial services product which could give rise to any claim for pensions or financial services mis-selling nor result in the breach of any act, order regulation or the like giving rise to any fine penalty default proceedings or other liability.

9.9	There is no dispute with or investigations by or other issues with the FCA or any other official department within the United Kingdom or elsewhere in relation to the Company whether resulting in monitoring or otherwise and no complaints have been made by Clients to the FCA nor, so far as the Warrantor is aware, are there any facts or circumstances which may give rise to any such dispute, investigation, issue or complaint.

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9.10	The Company has complied with all applicable regulations, standards and requirements in respect of professional indemnity insurance cover.

9.11	As at 31 May 2018, the Company had funds under management amounting to £29,210,223.00 (equivalent to approximately 38,754,000 US Dollars).

10.	FCA and Legal Compliance

10.1	In this Paragraph 10:

10.1.1	the following definitions shall apply:

Approved Persons means a person in relation to whom the FCA has given its approval under section 59 of the FSMA for the performance of Controlled Functions.

Controlled Function means a function relating to the carrying on of a regulated activity which is specified within section 59 of the FSMA in the table of controlled functions set out in the FCA Handbook.

DISP means the section of the FCA Handbook entitled Dispute Resolution: Complaints (DISP).

FCA means the Financial Conduct Authority.

FCA Handbook means the handbook issued by FCA from time to time.

FSA means the Financial Service Authority.

FSMA means the Financial Services and Markets Act 2000.

Regulators means the Financial Service Authority and/or the FCA and/or the Prudential Regulation Authority or any other regulatory body or bodies (whether Government or otherwise) which from time to time has or have regulatory authority over the Business.

Regulatory Requirement means any regulation or code of practice applicable to the Company, in particular (without limitation) the rules and guidance of any regulatory body (including the Regulators).

Standard Terms and Conditions means the standard terms and conditions used by the Company when undertaking the Business.

10.1.2	any reference to the FCA shall be deemed to include the FSA where applicable.

10.2	The information annexed to the Disclosure Letter includes material details of all permissions, permits, consents or approvals granted to the Company in respect of the Business under Part IV of FSMA including, without limitation, any requirements or condition attached thereto (FCA Permissions).

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10.3	So far as the Warrantor is aware, there is no reason why the FCA Permissions may be suspended, varied, limited, detrimentally modified, revoked or not renewed, or otherwise materially affected, in whole or in part and no circumstances which indicate that the Company is or may be in default of, or carrying on business otherwise than in accordance with, any FCA Permission. All FCA Permissions are in full force and effect.

10.4	The Company has not committed any material breach of any regulation or code of practice applicable to it, in particular (without limitation) any Regulatory Requirement, the rules and guidance of any regulatory body (including the Regulators) and the FCA Handbook and the Company has not received notice of any disciplinary enquiries or proceedings by any regulatory body (including the Regulators) against either the Company or the Sellers or its Approved Persons, any current or former directors of the Company, any former employees or any other current or former employees of the Company including in relation to, without limitation, the promotion, distribution or sale of products underwritten, issued or sold by them.

10.5	All returns, reports, applications and notices required to be filed with or otherwise provided to the FCA relating to the Business have been duly filed on a timely basis or provided and complied with FSMA and any regulations made thereunder or the rules and regulations of the FCA, so far as applicable thereto.

10.6	Each of the controllers, managers and representatives of the Company have been approved by the appropriate Regulator, including without limitation the FCA, and no past or present controller, manager or representative of the Company has been adjudged by the appropriate Regulator during their period of employment or service with the Company, including without limitation the FCA, not to be a fit and proper person.

10.7	The Company has not nor any of its Approved Persons, directors, officers or employees is or has been the subject of any censure, disciplinary hearing, fine, levy or other sanction by any Regulatory Body nor, so far as the Warrantor is aware, are any of the foregoing likely, pending or threatened.

10.8	Details of all Approved Persons with respect to the Company are set out in the Disclosure Letter.

10.9	Details of:

10.9.1	any and all outstanding complaints (including, without limitation, as defined in DISP (which shall include complaints from any eligible complainants and non-eligible complainants as defined in DISP)), received by the Company in relation to its Business (including without limitation, with respect to the conduct of any Approved Person) in the last three years (whether resolved or outstanding); and

10.9.2	any such complaints so received prior to such period which remain outstanding;

are included in the Disclosure Letter.

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10.10	No reports have been produced by or on behalf of any regulatory body (including any of the Regulators) in relation to the Company.

10.11	The Company is not nor has it been the subject of any investigation, visit, enquiry or action, excluding non-specific communications or correspondence, in respect of the affairs of the Business or any of its officers or employees by the FCA or any of the Regulators or other authority including, but not limited to (i) any enquiry, action, visit or investigation connected with the infringement or alleged infringement by the Company in relation to the provision of advice regarding regulated business or regulated business products and services or (ii) any non-compliance with the rules and requirements of any other Regulator; and no such investigation, visit dispute, enquiry or action is pending or threatened and as far as the Sellers are aware, there are no circumstances which would give rise thereto.

10.12	There are no material outstanding issues with any of the Regulators relating to the Business, including, without limitation any issues concerning standards of regulation or compliance and any issues, failures or breaches notifiable to the FCA in accordance with FSMA or the FCA Handbook have been so notified.

10.13	So far as the Warrantor is aware, the Company has in its possession and/or control records which are sufficient to demonstrate to each Regulator compliance with the relevant Regulator’s requirements.

10.14	The Company has not, nor any of its Approved Persons, directors, officers or employees, is or have, been the subject of any regulatory inspection/audit including, without limitation, pension reviews, FCAVC reviews and endowment mis-selling reviews.

10.15	True, complete and accurate copies of the Standard Terms and Conditions are contained within the Disclosure Bundle and comprise the only standard terms on which products are issued on behalf of the Company that are now in force or under which a claim may still be made as at the date of this agreement (Current Products) and no Current Products have been issued on terms that were materially different from those Standard Terms and Conditions.

11.	Effect of Sale of the Sale Shares

11.1	The acquisition of the Sale Shares by the Buyer will not:

11.1.1	so far as the Warrantor is aware, cause the Company to lose the benefit of any right, asset or privilege it presently enjoys; or

11.1.2	relieve any person of any obligation to the Company, or enable any person to determine any such obligation, or any right or benefit enjoyed by the Company, or to exercise any other right in respect of the Company; or

11.1.3	so far as the Warrantor is aware, result in any customer, client or supplier reducing its business, or changing the terms on which it deals, with the Company; or

11.1.4	result in the loss of, or any default under, any Consent (as defined in paragraph 5.2 of Part 1 of this Schedule 4).

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12.	Finance and Guarantees

12.1	The Disclosure Letter contains full particulars of all money borrowed by the Company and all financial facilities currently outstanding or available to the Company, including copies of all related documentation.

12.2	No Encumbrance over any of the assets of the Company is now enforceable, and there are no circumstances likely to give rise to any such enforcement.

12.3	The Company has not factored or discounted any of its debts, or engaged in financing of a type that would not need to be shown or reflected in the Accounts.

12.4	No Encumbrance, guarantee, indemnity or other similar arrangement has been entered into, given or agreed to be given by the Company:

12.4.1	or any third party, in each case in respect of any indebtedness or other obligations of the Company; or

12.4.2	in respect of any indebtedness or other obligations of any third party.

12.5	The Company has no outstanding loan capital, nor has it lent any money that has not been repaid, and there are no debts owing to the Company other than debts that have arisen in the normal course of the Business.

12.6	The debts owing to the Company as reflected in the Accounts (and all debts subsequently recorded in its books since the Accounts Date) have been realised and none of those debts has been outstanding for more than three months.

13.	Insolvency

13.1	The Company:

13.1.1	is not insolvent or unable to pay its debts within the meaning of the Insolvency Act 1986 or any other applicable insolvency legislation; or

13.1.2	has not stopped paying its debts as they fall due.

13.2	No step has been taken in any applicable jurisdiction to initiate any process by or under which:

13.2.1	the ability of the creditors of the Company to take any action to enforce their debts is suspended, restricted or prevented; or

13.2.2	some or all of the creditors of the Company accept, by agreement or in pursuance of a court order, an amount less than the sums owing to them in satisfaction of those sums with a view to preventing the dissolution of the Company; or

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13.2.3	a person is appointed to manage the affairs, business and assets of the Company; or

13.2.4	the holder of a charge over any of the assets of the Company is appointed to control the business and/or any assets of the Company.

13.3	In relation to the Company:

13.3.1	no administrator has been appointed;

13.3.2	no documents have been filed with the court for the appointment of an administrator; and

13.3.3	no notice of an intention to appoint an administrator has been given by the relevant company, its Directors or by a qualifying floating charge holder (as defined in paragraph 14 of Schedule B1 to the Insolvency Act 1986).

13.4	No process has been initiated which could lead to the Company being dissolved and its assets being distributed among the relevant company’s creditors, shareholders or other contributors.

13.5	No distress, execution or other process has been levied or enforced on, and no creditor or encumbrancer has taken control of, any goods or assets of the Company.

13.6	None of the Sellers has:

13.6.1	had a bankruptcy petition presented against him or been declared bankrupt; or

13.6.2	been served with a statutory demand, or is unable to pay any debts within the meaning of the Insolvency Act 1986; or

13.6.3	entered into, or has proposed to enter into, any composition or arrangement with, or for, his creditors (including an individual voluntary arrangement); or

13.6.4	been subject of any other event analogous to the foregoing in any jurisdiction.

14.	Liabilities

14.1	The Company does not have any liabilities (including contingent liabilities) other than as disclosed in the Accounts or incurred in the ordinary and proper course of the Business since the Accounts Date.

14.2	No sum is owing by the Company to its auditors, solicitors or other professional advisers, and no accrual ought properly be made by it in respect of any such sum.

15.	Accounts

15.1	The Accounts have been prepared in accordance with accounting standards, policies, principles and practices generally accepted in the UK and in accordance with the applicable law and give a true and fair view of the state of affairs of the Company as at the Accounts Date, and of the profit and loss of the Company for the financial year ended on the Accounts Date.

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15.2	The Accounts:

15.2.1	make proper and adequate provision for all bad and doubtful debts, depreciation on fixed assets and liabilities (including contingent liabilities);

15.2.2	do not overstate the value of current or fixed assets;

15.2.3	do not understate any liabilities (whether actual or contingent);

15.2.4	are not affected by any unusual or non-recurring items or any other factor that would make the financial position and results shown by the Accounts unusual or misleading in any material respect; and

15.2.5	have been prepared on a basis consistent with the statutory accounts of the Company for the two prior accounting periods without any change in accounting policies used.

16.	Changes Since Accounts Date

16.1	Since the Accounts Date:

16.1.1	the Company has conducted the Business in the normal course and as a going concern;

16.1.2	there has been no material adverse change in the turnover, financial position or prospects of the Company;

16.1.3	no dividend or other distribution of profits or assets has been, or agreed to be declared, made or paid by the Company;

16.1.4	the Company has not borrowed or raised any money or taken or given any form of financial security, nor has it incurred or committed to any capital expenditure, or acquired or disposed of any individual item, in either case in excess of £10,000; and

16.1.5	the Company has paid its creditors within the applicable periods agreed with the relevant creditor and there are no amounts owing by the Company which have been outstanding for more than 60 days.

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17.	Assets

17.1	The assets included in the Accounts, together with any assets acquired by the Company since the Accounts Date (except for those disposed of since the Accounts Date in the normal course of business) and all other assets used by the Company in connection with the Business are:

17.1.1	legally and beneficially owned by the Company, free from Encumbrance or any other third party right, and the Company has good and marketable title to such assets; and

17.1.2	in the possession and control of the Company.

17.2	The vehicles, office and other equipment used by the Company in connection with the Business are in good working order, have been regularly and properly maintained and are capable of doing the work for which they were designed.

17.3	The assets owned by the Company comprise all the assets necessary for the continuation of the Business as it is carried on at Completion, and such assets are not shared with any other person.

18.	Intellectual Property

18.1	The definitions in this paragraph apply in this agreement:

Intellectual Property Rights means patents, rights to inventions, copyright and related rights, moral rights, trade-marks and service marks, trade names and domain names, rights in get-up, rights to goodwill or to sue for passing off or unfair competition, rights in designs, rights in computer software, database rights, rights in confidential information (including know-how and trade secrets) and any other intellectual property rights, in each case whether registered or unregistered and including all applications (or rights to apply) for, and renewals or extensions of, such rights and all similar or equivalent rights or forms of protection which subsist or will subsist now or in the future in any part of the world.

18.2	With the exception of rights in confidential information, no Intellectual Property Rights are owned, used or held for use by the Company in connection with any business carried on at Completion by the Company. In relation to rights in confidential information:

18.2.1	the Company has not disclosed or permitted to be disclosed any such information (other than to the extent necessary in the ordinary course of business or for the purpose of disclosure to their professional advisers) to any person except the Buyer; and

18.2.2	the Company does not own rights in any confidential information which may be capable of patent protection or which, if disclosed other than subject to conditions of confidentiality, might have a material adverse effect on any business carried on at Completion by the Company.

19.	Employment

19.1	The definitions in this paragraph apply in this Agreement.

Employee means any person employed by the Company under a contract of employment.

Worker means any person who personally performs work for the Company but who is not in business on their own account or in a client/customer relationship.

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19.2	The Disclosure Letter includes anonymised particulars of each Employee and Worker.

19.3	The Disclosure Letter includes anonymised details of all persons who are not Workers and who are providing services to the Company under an agreement which is not a contract of employment with the Company (including consultants and secondees).

19.4	The Disclosure Letter includes anonymised details of all Employees and Workers who are on secondment, maternity, paternity, adoption or other leave or absent due to ill-health or for any other reason.

19.5	No offer of employment or engagement has been made by the Company which is outstanding for acceptance, or which has been accepted but not yet commenced.

19.6	No notice to terminate the contract of employment of any Employee or Worker is pending, outstanding or threatened.

19.7	The Company is not a party to, bound by or proposing to introduce in respect of any of its current or former directors, Employees or Workers, any redundancy payment scheme (in addition to statutory redundancy pay), or any incentive arrangement or scheme (including, without limitation, any share option or share award plan, commission, profit sharing or bonus scheme).

19.8	The Company has not incurred any actual or contingent liability in connection with the termination of employment of any Employee, or for failing to comply with any order for the reinstatement or re-engagement of any Employee.

19.9	The Company has not made or provided, or agreed to make or provide, any payment or benefit to any of its present or former directors, Employees or Workers (or their dependents) in connection with the actual or proposed termination or suspension of employment or variation of an employment contract.

19.10	There are no sums owing to or from any current or former Employee or Worker other than reimbursement of expenses, wages for the current salary period and holiday pay for the current holiday year.

19.11	The Company has not offered, promised or agreed to any future variation in the contract of any Employee or Worker.

19.12	The Disclosure Letter includes copies of all contracts, handbooks, policies and other documents which apply to the Employees and Workers, identifying which applies to which individual.

19.13	The Company has not entered into any agreement or arrangement with any trade union, employee representative or body of employees or their representatives (whether binding or not).

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20.	Retirement Benefits

20.1	Save for the auto-enrolment obligations detailed in paragraph 20.2, the Company does not have (nor may it have) any obligation (whether or not legally binding) to provide or contribute towards pension, lump sum, death, ill-health, disability or accident benefits (Relevant Benefits) in respect of its current or former officers or employees (Pensionable Employees) and no proposal or announcement has been made to any employee or officer of the Company about the introduction, continuance, increase or improvement of, or the payment of a contribution towards, any Relevant Benefits.

20.2	The Company has complied with its automatic enrolment obligations as required by the Pensions Act 2008 and associated legislation. Full details of this compliance are set out in the Disclosure Letter, including (but not limited to) any documents relating to the Company’s staging date, copies of any correspondence between the Company and the Pensions Regulator regarding auto-enrolment, copies of any records kept in accordance with regulations 5 to 8 of the Employers’ Duties (Registration and Compliance) Regulations 2010 in respect of the Employees and details of any Employees who have opted out and copies of any opt-out letters in respect of those Employees.

20.3	No notices, fines, or other sanctions have been issued by the Pensions Regulator and no instances of non-compliance with the automatic enrolment obligations have been notified to the Pension Regulator in respect of the Company.

20.4	No claims or complaints have been made or are pending or threatened in respect of the provision of (or failure to provide) any Relevant Benefits by the Company in relation to any of the Pensionable Employees and there is no fact or circumstance likely to give rise to such claims or complaints.

21.	Property

21.1	In this paragraph 21, Previously-owned Land and Buildings means any land and buildings that has or have, at any time before the date of this Agreement, been owned (under whatever tenure) and/or occupied and/or used by the Company, but which are either:

21.1.1	no longer owned, occupied or used by the Company; or

21.1.2	owned, occupied or used by the Company but pursuant to a different lease, license, transfer or conveyance.

21.2	The Property is the only land and buildings owned, used or occupied by the Company, and the Company has no right of ownership, right to use, option, right of first refusal or contractual obligation to purchase, or any other legal or equitable right affecting any land and buildings, other than the Property.

21.3	The Company has no liability (whether actual or contingent) in respect of Previously-owned Land and Buildings, nor has it given any guarantee or indemnity for any liability relating to any of the Property, any Previously-owned Land and Buildings or any other land and buildings.

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Part 2 Tax Warranties

1.	General

1.1	All notices, returns (including any land transaction returns), reports, accounts, computations, statements, assessments, claims, disclaimers, elections and registrations and any other necessary information which have, or should have, been submitted by the Company to any Taxation Authority for the purposes of Taxation have been made on a proper basis, were submitted within applicable time limits and were accurate and complete in all material respects. None of the above is, or, so far as the Warrantor is aware, is likely to be, the subject of any material dispute with any Taxation Authority.

1.2	All Taxation (whether of the UK or elsewhere), for which the Company has been liable or is liable to account, has been duly paid (insofar as such Taxation ought to have been paid) by the due dates and no penalties, fines, surcharges or interest have been incurred.

1.3	The Company maintains complete and accurate records, invoices and other information in relation to Taxation, that meet all legal requirements and enable the tax liabilities of the Company to be calculated accurately in all material respects.

1.4	All Taxation (including where applicable national insurance contributions) deductible under the PAYE system, the Construction Industry Scheme and/or any other Taxation Statute has, so far as is required to be deducted, been deducted from all payments made (or treated as made) by the Company. All amounts due to be paid to the relevant Taxation Authority on or before the date of this Agreement have been so paid.

1.5	No payments or loans have been made to, any assets made available or transferred to, or any assets earmarked, however informally, for the benefit of, any employee or former employee (or any associate of such employee or former employee) of the Company by an employee benefit trust or another third party, falling within the provisions of Part 7A to ITEPA 2003 (introduced by Finance Act 2011 with effect from 6 April 2011) and details of any trust or arrangement capable of conferring such a benefit.

1.6	The Company has not entered into any concessions, agreements and arrangements with a Taxation Authority.

2.	Close Companies

Any loans or advances made, or agreed to be made, by the Company within sections 455, 459 and 460 of CTA 2010 have been Disclosed. The Company has not released or written off, or agreed to release or write off, the whole or any part of any such loans or advances.

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3.	Company Residence and Overseas Interests

The Company has, throughout the past seven years, been resident in the UK for corporation tax purposes and has not, at any time in the past seven years, been treated as resident in any other jurisdiction for the purposes of any double taxation arrangements, or for any other tax purposes.

4.	Anti-avoidance

The Company has never been involved in any transaction or series of transactions the main purpose, or one of the main purposes of which was the avoidance of tax or any transaction that produced a tax loss with no corresponding commercial loss.

5.	Inheritance Tax

No asset owned by the Company, nor the Sale Shares, is subject to any Inland Revenue charge as mentioned in sections 237 and 238 of the Inheritance Tax Act 1984 or is liable to be subject to any sale, mortgage or charge by virtue of section 212(1) of Inheritance Tax Act 1984.

6.	Value Added Tax

6.1	The Company is a taxable person and registered for the purposes of VAT with quarterly prescribed accounting periods.

6.2	The Company is not nor has been in the period of six years ending with the date of Completion, a member of a group of companies for the purposes of section 43 of the Value Added Taxes Act 1994.

6.3	All supplies made by the Company are taxable supplies. The Company has not been, or will be, denied full credit for all input tax paid or suffered by it.

6.4	The Company does not own any assets which are capital items subject to the capital goods scheme under Part XV of the VAT Regulations 1995, nor has exercised any option to tax under Part 1 of Schedule 10 to the Value Added Taxes Act 1994.

7.	Stamp Duty, Stamp Duty Land Tax and Stamp Duty Reserve Tax

7.1	Any document that may be necessary or desirable in proving the title of the Company to any asset which is owned by the Company at Completion, is duly stamped for stamp duty purposes. No such documents which are outside the UK would attract stamp duty if they were brought into the UK.

7.2	Neither entering into this Agreement nor Completion will result in the withdrawal of any stamp duty or stamp duty land tax relief granted on or before Completion which will affect the Company.

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Schedule 5 Tax Covenant

1.	Interpretation

1.1	The definitions and rules of interpretation in this paragraph apply in this Tax Covenant.

Accounts Relief

(a)	any Relief (including the right to a repayment of Tax) that has been shown as an asset in the Accounts; and

(b)	any Relief that has been taken into account in computing (and so reducing or eliminating) any provision for deferred Tax in the Accounts.

Buyer’s Relief

(a)	any Accounts Relief;

(b)	any Relief which arises in connection with any Event occurring after the Accounts Date; and

(c)	any Relief whenever arising, of the Buyer or any member of the Buyer’s Tax Group other than the Company.

Buyer’s Tax Group means the Buyer and any other company or companies which are from time to time treated as members of the same group as, or otherwise connected or associated in any way with, the Buyer for any Tax purpose.

Dispute means any dispute, appeal, negotiations or other proceedings in connection with a Tax Claim.

Event includes (without limitation), the expiry of a period of time, the Company becoming or ceasing to be associated or connected with any other person for any Tax purpose or ceasing to be or becoming resident in any country for any Tax purpose, the death or the winding up or dissolution of any person, the earning, receipt or accrual for any Tax purpose of any income, profit or gains, the incurring of any loss or expenditure, and any transaction (including the execution and completion of all provisions of this Agreement), event, act or omission whatsoever, and any reference to an Event occurring on or before a particular date shall include Events that, for Tax purposes, are deemed to have, or are treated or regarded as having, occurred on or before that date.

HMRC means HM Revenue & Customs.

ITEPA 2003 means the Income Tax (Earnings and Pensions) Act 2003.

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Liability for Taxation means:

(d)	any liability of the Company to make an actual payment of or in respect of Tax whether or not the same is primarily payable by the Company and whether or not the Company has or may have any right of reimbursement against any other person, in which case the amount of the Liability for Taxation shall be the amount of the actual payment;

(e)	Loss of Accounts Relief;

(f)	the use or setting off of any Buyer’s Relief in circumstances where, but for such set off or use, the Company would have had a liability to make a payment of or in respect of Tax for which the Buyer would have been able to make a claim against the Sellers under this Tax Covenant, in which case, the amount of the Liability for Taxation shall be the amount of Tax for which the Sellers would have been liable but for such set off or utilisation;

Loss includes absence, failure to obtain, non-existence, non-availability, reduction, modification, loss, counteraction, nullification, utilisation, disallowance, withdrawal or claw-back for whatever reason.

Overprovision means the amount by which any provision for tax (other than deferred tax) in the Accounts is overstated, except where such overstatement arises as a result of:

(g)	a change in law;

(h)	a change in the accounting bases on which the Company values its assets; or

(i)	a voluntary act or omission of the Buyer

which, in each case, occurs after Completion.

Relief includes any loss, relief, allowance, credit, exemption or set off in respect of Tax or any deduction in computing income, profits or gains for the purposes of Tax and any right to a repayment of Tax or to a payment in respect of Tax.

Saving means, the reduction or elimination of any liability of the Company to make an actual payment of corporation tax in respect of which the Sellers would not have been liable under paragraph 2, by the use of any Relief arising wholly as a result of a Liability for Taxation in respect of which the Sellers have made a payment under paragraph 2 of this Tax Covenant.

Tax or Taxation means all forms of taxation and statutory, governmental, state, federal, provincial, local, government or municipal charges, duties, imposts, contributions, levies, withholdings or liabilities wherever chargeable and whether of the UK or any other jurisdiction (including, for the avoidance of doubt, National Insurance contributions in the UK and corresponding obligations elsewhere) and any penalty, fine, surcharge, interest, charges or costs relating thereto (including interest and penalties arising from the failure of the Company to make adequate instalment payments under the Corporation Tax (Instalments Payments) Regulations 1998 (SI 1998/3175) in any period ending on or before Completion).

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Tax Claim means any assessment, notice, demand, letter or other document issued or action taken by or on behalf of any Taxation Authority, self-assessment or other occurrence from which it appears that the Company or the Buyer is or may be subject to a Liability for Taxation or other liability in respect of which the Sellers are or may be liable under this Tax Covenant.

Taxation Authority means any government, state or municipality or any local, state, federal or other fiscal, revenue, customs or excise authority, body or official competent to impose, administer, levy, assess or collect Tax in the UK or elsewhere.

Taxation Statute means any directive, statute, enactment, law or regulation wherever enacted or issued, coming into force or entered into providing for or imposing any Tax and shall include orders, regulations, instruments, bye-laws or other subordinate legislation made under the relevant statute or statutory provision and any directive, statute, enactment, law, order, regulation or provision which amends, extends, consolidates or replaces the same or which has been amended, extended, consolidated or replaced by the same.

Tax Warranties means the Warranties set out in 1 of Schedule 4.

1.2	References to gross receipts, income, profits or gains earned, accrued or received shall include any gross receipts, income, profits or gains deemed under the relevant Taxation Statute to have been or treated or regarded as earned, accrued or received.

1.3	References to a repayment of Tax shall include any repayment supplement or interest in respect of it.

1.4	Any reference to something occurring in the ordinary course of business shall not include:

1.4.1	anything that involves, or leads directly or indirectly to, any liability of the Company to Tax that is the primary liability of, or properly attributable to, or due from another person (other than a member of the Buyer’s Tax Group);

1.4.2	anything that relates to or involves the acquisition or disposal of an asset or the supply of services (including the lending of money, or the hiring or licensing of tangible or intangible property) in a transaction which is not entered into on arm’s length terms;

1.4.3	anything that relates to or involves the making of a distribution for Tax purposes, the creation, cancellation or reorganisation of share or loan capital, the creation, cancellation or repayment of any intra-group debt or the Company becoming or ceasing to be or being treated as ceasing to be a member of a group of companies or becoming or ceasing to be associated or connected with any other company for any Tax purposes;

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1.4.4	anything that relates to any scheme, transaction or arrangement designed partly or wholly or containing steps or stages designed partly or wholly for the purpose of avoiding or reducing or deferring a Liability to Taxation;

1.4.5	anything that gives rise to a Liability for Taxation on deemed (as opposed to actual) profits or to the extent that it gives rise to a Liability for Taxation on an amount of profits greater than the difference between the sale proceeds of an asset and the amount attributable to that asset in the Accounts or, in the case of an asset acquired since the Accounts Date, the cost of that asset; or

1.4.6	anything that involves, or leads directly or indirectly to, a change of residence of the Company for Tax purposes.

1.5	Unless the contrary intention appears, words and expressions defined in this Agreement have the same meaning in this Tax Covenant and any provisions in this Agreement concerning matters of construction or interpretation also apply in this Tax Covenant.

1.6	Any stamp duty which is charged on any document, or in the case of a document which is outside the UK, any stamp duty which would be charged on the document if it were brought into the UK, which is necessary to establish the title of the Company to any asset, and any interest fine or penalty relating to such stamp duty, shall be deemed to be a liability of the Company to make an actual payment of Taxation in consequence of an Event arising on the last day on which it would have been necessary to pay such stamp duty in order to avoid any liability to interest or penalties arising on it.

2.	Covenant

2.1	The Warrantor covenants with the Buyer that, subject to the provisions of this Tax Covenant, the Warrantor shall pay to the Buyer an amount equal to any:

2.1.1	Liability for Taxation resulting from or by reference to any Event occurring on or before Completion or in respect of any gross receipts, income, profits or gains earned, accrued or received by the Company on or before Completion, whether or not such liability has been discharged on or before Completion;

2.1.2	Liability for Taxation, including liability for payments in respect of Taxation, which arises solely as a result of the relationship for Tax purposes before Completion of the Company with any person other than a member of the Buyer’s Tax Group, whether arising before or after Completion;

2.1.3	Liability for Taxation which arises as a result of any Event which occurs after Completion pursuant to a legally binding obligation (whether or not conditional) entered into by the Company on or before Completion otherwise than in the ordinary course of business;

2.1.4	Liability for Taxation which arises at any time (being a liability for the Company to account for income tax or National Insurance contributions) in respect of the grant, exercise, surrender, exchange or other disposal of an option or other right to acquire securities or in respect of any acquisition, holding, variation or disposal of employment-related securities (as defined for the purposes of Part 7 of ITEPA 2003) where the acquisition of the security or the grant of the option or other right to acquire the security occurred on or before Completion;

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2.1.5	Liability for Taxation that arises at any time under Part 7A of ITEPA 2003 including any liability arising as a consequence of any payments or loans made to, any assets made available or transferred to, or any assets earmarked, however informally, for the benefit of, any employee or former employee of the Company, or for the benefit of any relevant person, by an employee benefit trust or another third party where the arrangement giving rise to the charge was entered into at a time when the third party was acting on the instructions of, or for the benefit of, the Sellers or an associate of the Sellers;

2.1.6	Liability for Taxation being a liability for inheritance tax which:

2.1.6.1	is a liability of the Company and arises as a result of a transfer of value occurring or being deemed to occur on or before Completion (whether or not in conjunction with the death of any person whenever occurring);

2.1.6.2	arose at Completion to a charge on any of the Sale Shares or assets of the Company; or

2.1.6.3	arises after Completion to a charge on any of the Sale Shares in or assets of the Company as a result of the death of any person within seven years of a transfer of value that occurred before Completion; and

2.1.7	costs and expenses (including legal costs on a full indemnity basis), properly incurred by the Buyer, the Company or any member of the Buyer’s Tax Group in connection with any Liability for Taxation or other liability in respect of which the Warrantor is liable under this Schedule, any Tax Claim or taking or defending any action under this Schedule.

3.	Payment Date and Interest

3.1	Payment by the Warrantor in respect of any liability under this Schedule must be made in cleared and immediately available funds on the following days:

3.1.1	in the case of a Liability for Taxation that involves an actual payment of or in respect of Tax, the later of seven Business Days before the due date for payment and seven Business Days after the date on which the Buyer serves notice on the Warrantor requesting payment;

3.1.2	in the case of the loss of a right to repayment of Tax or a liability under paragraph 2.1.7 seven Business Days following the date on which the Buyer serves notice on the Warrantor requesting payment;

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3.1.3	in a case that involves the loss of a Relief (other than a right to repayment of Tax), the last date on which the Tax is or would have been required to be paid to the relevant Taxation Authority in respect of the earlier of:

3.1.3.1	the period in which the Loss of the Relief gives rise to an actual liability to pay Tax; or

3.1.3.2	the period in which the Loss of the Relief occurs (assuming for this purpose that the Company had sufficient profits or was otherwise in a position to use the Relief); or

3.1.4	in a case that falls within paragraph (f) of the definition of Liability for Taxation, the date on which the Tax saved by the Company is or would have been required to be paid to the relevant Taxation Authority.

3.2	If the Liability for Taxation is a liability to corporation tax payable by instalments in accordance with the Corporation Tax (Instalment Payments) Regulations 1998 (SI 1998/3175):

3.2.1	the notice served by the Buyer on the Warrantor under paragraph 3.1 shall specify the amount of the liability that is due for payment on each instalment date for the accounting period in which the Liability to Taxation arises; and

3.2.2	the due dates for payment of the Tax in paragraph 3.1.1 to paragraph 3.1.4 shall be the due dates for payment of each of the instalments.

3.3	Any dispute as to the amount specified in any notice served on the Warrantor under paragraph 3.1.2 to paragraph 3.1.4 shall be determined by the auditors of the Company for the time being, acting as experts and not as arbitrators (the costs of that determination being shared equally by the Warrantor and the Buyer).

3.4	If any sums required to be paid by the Warrantor under this Tax Covenant are not paid on the date specified in paragraph 3.1, then, except to the extent that the Warrantor’s liability under paragraph 2 compensates the Buyer for the late payment by virtue of it extending to interest and penalties, such sums shall bear interest (which shall accrue from day to day after as well as before any judgment for the same) at the rate of 2% per annum over the base rate from time to time of the National Westminster Bank plc or (in the absence thereof) at such similar rate as the Buyer shall select from the day following the due date up to and including the day of actual payment of such sums, such interest to be compounded quarterly.

4.	Exclusions

4.1	The covenant contained in paragraph 2 above shall not cover any Liability for Taxation to the extent that:

4.1.1	specific provision or reserve (other than a provision for deferred tax) in respect of the liability is made in the Account; or

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4.1.2	such liability for Taxation is accounted or provided for pursuant to clause 4 (Cash Statement) of this Agreement; or

4.1.3	such Liability for Taxation was discharged on or before Completion; or

4.1.4	it arises or is increased as a result only of any change in the law of Tax (other than a change targeted specifically at countering a tax avoidance scheme) announced and coming into force after Completion (whether relating to rates of Tax or otherwise) or the withdrawal of any extra-statutory concession previously made by a Taxation Authority (whether or not the change purports to be effective retrospectively in whole or in part); or

4.1.5	it would not have arisen but for a change after Completion in the accounting bases on which the Company values its assets (other than a change made to comply with UK GAAP); or

4.1.6	the Buyer is compensated for any such matter under any other provision of this Agreement;

4.1.7	there is available to the Company a Relief which is not a Buyer’s Relief; or

4.1.8	it would not have arisen but for a voluntary act, transaction or omission of the Company or the Buyer outside the ordinary course of business after Completion and which the Buyer was aware or ought reasonably to have been aware would give rise to the Liability for Taxation or other liability in question.

4.2	For the purposes of paragraph 4.1.7 an act will not be regarded as voluntary if undertaken pursuant to a legally binding obligation entered into by the Company on or before Completion or imposed on the Company by any legislation whether coming into force before, on or after Completion or for the purpose of avoiding or mitigating a penalty imposable by such legislation, or if carried out at the written request of the Sellers.

5.	Limitations

5.1	The liability of the Warrantor under paragraph 2 will terminate on:

5.1.1	the twenty-second anniversary of Completion, in respect of any claim under paragraph 2 for a liability arising from a loss of tax brought about fraudulently or deliberately by the Company or any related person, including a liability arising from an arrangement caught by Part 7A of ITEPA 2003 or from a failure by the company to comply with an obligation under section 309, 310 or 313 of the Finance Act 2004 to disclose information about a tax avoidance scheme to which it has been a party; or

5.1.2	the seventh anniversary of Completion, in any other case,

except in respect of any claim under paragraph 2 of which notice in writing is given to the Sellers before that relevant date containing, to the extent reasonably practicable, a description of such claim and the estimated total amount of the claim.

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6.	Overprovisions

6.1	If, on or before the seventh anniversary of Completion, the auditors for the time being of the Company certify (at the request and expense of the Warrantor) that any provision for Tax in the Accounts (other than a provision for deferred tax) has proved to be an Overprovision, then:

6.1.1	the amount of any Overprovision shall first be set off against any payment then due from the Warrantor under this Tax Covenant;

6.1.2	to the extent that there is an excess, a refund shall be made to the Warrantor of any previous payment or payments made by the Warrantor under this Tax Covenant (and not previously refunded under this Tax Covenant) up to the amount of such excess; and

6.1.3	to the extent that the excess referred to in paragraph 6.1.2 is not exhausted, the remainder of that excess will be carried forward and set off against any future payment or payments which become due from the Sellers under this Tax Covenant.

6.2	After the Company’s auditors have produced any certificate under this paragraph 6, the Warrantor or the Buyer may, at any time before the seventh anniversary of Completion, request the auditors for the time being of the Company to review (at the expense of the Warrantor) that certificate in the light of all relevant circumstances, including any facts of which it was not aware, and which were not taken into account, at the time when such certificate was produced, and to certify whether in their opinion the certificate remains correct or whether, in light of those circumstances, it should be amended.

6.3	If the auditors make an amendment to the earlier certificate and the amount of the Overprovision is revised, that revised amount shall be substituted for the previous amount and any adjusting payment that is required shall be made by or to the Warrantor (as the case may be) as soon as practicable.

7.	Savings

7.1	If (at the Warrantor’s request and expense) the auditors for the time being of the Company determine that the Company has obtained a Saving, the Buyer shall as soon as reasonably practicable thereafter repay to the Sellers, after deduction of any amounts then due by the Warrantor, the lesser of:

7.1.1	the amount of the Saving (as determined by the auditors) less any costs incurred by the Buyer or the Company; and

7.1.2	the amount paid by the Warrantor under paragraph 2 in respect of the Liability for Taxation which gave rise to the Saving less any part of that amount previously repaid to the Warrantor under any provision of this Tax Covenant or otherwise.

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8.	Recovery From Third Parties

8.1	Where the Warrantor has paid an amount in full discharge of a liability under paragraph 2 in respect of any Liability for Taxation and the Buyer or the Company is or becomes entitled to recover from some other person not being the Buyer, the Company or any other company within the Buyer’s Tax Group, any amount in respect of such Liability for Taxation, the Buyer shall or shall procure that the Company shall:

8.1.1	notify the Warrantor of their entitlement as soon as reasonably practicable; and

8.1.2	if required by the Warrantor and, subject to the Buyer and the Company being indemnified by the Warrantor against any Tax that may be suffered on receipt of that amount and any costs and expenses incurred in recovering that amount, take or procure that the Company takes all reasonable steps to enforce that recovery against the person in question (keeping the Warrantor fully informed of the progress of any action taken) provided that the Buyer shall not be required to take any action pursuant to this paragraph 8.1 (other than an action against:

8.1.2.1	a Taxation Authority; or

8.1.2.2	a person who has given Tax advice to the Company on or before Completion),

which, in the Buyer’s reasonable opinion, is likely to harm it’s or the Company’s commercial or employment relationship (potential or actual) with that or any other person.

8.2	If the Buyer or the Company recovers any amount referred to in paragraph 8.1, the Buyer shall account to the Warrantor for the lesser of:

8.2.1	any amount recovered (including any related interest or related repayment supplement) less any Tax suffered in respect of that amount and any costs and expenses incurred in recovering that amount (save to the extent that that amount has already been made good by the Warrantor under paragraph 8.1.2); and

8.2.2	the amount paid by the Warrantor under paragraph 2 in respect of the Liability for Taxation in question.

9.	Corporation Tax Returns

9.1	Subject to this paragraph 9, the Buyer will have exclusive conduct of all Taxation affairs of the Company after Completion.

9.2	The Buyer will procure that the Company keeps the Warrantor fully informed of their Taxation affairs in respect of any accounting period ended on or before Completion for which final agreement with the relevant Taxation Authority of the amount of Taxation due from the Company has not been reached. The Buyer will not submit any substantive correspondence or submit or agree any return or computation for any such period to any Taxation Authority without giving the Warrantor a reasonable opportunity to comment and taking account of the Warrantor’s reasonable representations.

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9.3	The Buyer will procure that the Company does not amend or withdraw any return or computation or any claim, election, surrender or consent made by it in respect of its accounting periods ended on or before Completion without giving the Warrantor a reasonable opportunity to comment and taking account of the Warrantor’s reasonable representations.

9.4	For the avoidance of doubt:

9.4.1	where any matter relating to Tax gives rise to a Tax Claim, the provisions of paragraph 10 shall take precedence over the provisions of this paragraph 9; and

9.4.2	the provisions of this paragraph 9 shall not prejudice the rights of the Buyer to make a claim under this Tax Covenant in respect of any Liability for Taxation.

10.	Conduct of Tax Claims

10.1	Subject to paragraph 10.2, if the Buyer or the Company becomes aware of a Tax Claim, the Buyer shall give or procure that notice in writing is given to the Warrantor as soon as reasonably practicable, provided that the giving of such notice shall not be a condition precedent to the Warrantor’s liability under this Tax Covenant.

10.2	If the Warrantor becomes aware of a Tax Claim, he shall notify the Buyer in writing as soon as reasonably practicable, and, on receipt of such notice, the Buyer shall be deemed to have given the Warrantor’s notice of the Tax Claim in accordance with the provisions of paragraph 10.1.

10.3	Subject to paragraph 10.4, if the Warrantor indemnifies the Buyer and the Company to the Buyer’s reasonable satisfaction against all liabilities, costs, damages or expenses which may be incurred thereby, including any additional Liability for Taxation, the Buyer shall take and procure that the Company shall take such action as the Warrantor may reasonably request by notice in writing given to the Buyer to avoid, dispute, defend, resist, appeal, request an internal HMRC review or compromise any Tax Claim.

10.4	Neither the Buyer nor the Company shall be obliged to appeal or procure an appeal against any assessment to Tax if the Buyer, having given the Warrantor written notice of such assessment, does not receive written instructions from the Sellers within ten Business Days to do so.

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10.5	If:

10.5.1	the Warrantor does not request the Buyer to take any action under paragraph 10.3 or fails to indemnify the Buyer and the Company to the Buyer’s reasonable satisfaction within a period of time (commencing with the date of the notice given to the Warrantor) that is reasonable having regard to the nature of the Tax Claim and the existence of any time limit in relation to avoiding, disputing, defending, resisting, appealing, seeking a review or compromising such Tax Claim, and which period will not in any event exceed a period of 14 days;

10.5.2	the Warrantor (or the Company before Completion) has been involved in a case involving fraudulent conduct or deliberate default in respect of the Liability for Taxation which is the subject matter of the Dispute; or

10.5.3	the Dispute involves an appeal against a determination by the Tax Chamber of the First-tier Tribunal or higher tribunal, unless the Warrantor has obtained the opinion of Tax counsel of at least five years’ standing that there is a reasonable prospect that the appeal will succeed, the Buyer or the Company shall have the conduct of the Dispute absolutely (without prejudice to its rights under this Tax Covenant) and shall be free to pay or settle the Tax Claim on such terms as the Buyer or the Company may in its absolute discretion consider fit.

10.6	Neither the Buyer nor the Company shall be subject to any claim by or liability to the Warrantor for non-compliance with any of the provisions of this paragraph 10 if the Buyer or the Company has acted in good faith in accordance with the instructions of the Warrantor.

11.	Grossing Up

11.1	All sums payable by the Warrantor to the Buyer under this Tax Covenant shall be paid free and clear of all deductions or withholdings whatsoever unless the deduction or withholding is required by law. If any deductions or withholdings are required by law to be made from any of the sums payable under this Tax Covenant, the Warrantor shall pay to the Buyer such sum as will, after the deduction or withholding has been made, leave the Buyer with the same amount as it would have been entitled to receive in the absence of any such requirement to make a deduction or withholding.

11.2	If the Buyer incurs a taxation liability which results from, or is calculated by reference to, any sum paid under this Tax Covenant, the amount so payable shall be increased by such amount as will ensure that, after payment of the taxation liability, the Buyer is left with a net sum equal to the sum it would have received had no such taxation liability arisen.

11.3	If the Buyer would, but for the availability of a Buyer’s Relief, incur a taxation liability falling within paragraph 11.2, it shall be deemed for the purposes of that paragraph to have incurred and paid that liability.

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12.	General

All payments made by the Warrantor to the Buyer or by the Buyer to the Warrantor in accordance with this Tax Covenant will be treated, to the extent possible, as an adjustment to the Purchase Price for the Sale Shares.

Executed as a deed	)
by Rodney Leonard	)	/s/ Rodney Leonard
in the presence of:	)	Rodney Leonard

Executed as a deed	)
by Rodney Leonard as a	)
Trustee of The Leonard R Personal	)
Pension Scheme	)	/s/ Rodney Leonard
in the presence of:	)	Rodney Leonard

Executed as a deed	)
By Equilibrium Pensions Limited	)
acting by Timothy Boles, a director,	)
as a Trustees of	)
The Leonard R Personal Pension	)	/s/ Timothy Boles
Scheme in the presence of:	)	Equilibrium Pensions Limited, acting by
Timothy Boles

Executed as a deed by	)
Argentum 47 Financial Management	)
Limited acting by	)
Peter Smith, a director	)	/s/ Peter Smith
and Enzo Taddei, a director	)	Director

/s/ Enzo Taddei
Director

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